Exhibit 10.12

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of ____________, 2019 (this "Agreement"), by and between Convey Health Solutions, Inc., a Delaware corporation (the "Company"), Stephen C. Farrell (the "Executive") and Convey Health Parent, Inc., a Delaware corporation ("Parent") (each of the Executive, the Company and Parent, a "Party," and collectively, the "Parties").

WHEREAS, in connection with the closing and consummation of the transactions contemplated by that certain Agreement and Plan of Merger entered into by and among (i) Parent, (ii) Cannes Parent, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent, (iii) Cannes Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent, (iv) the Company, (v) New Mountain Partners IV, L.P., and certain other parties, dated as of June 19, 2019 (the "Merger Agreement"), the Company desires to enter into this Agreement with the Executive effective upon the consummation and closing of the transactions contemplated by the Merger Agreement (the "Effective Date"); and

WHEREAS, the Company desires to continue to employ the Executive as the Chief Executive Officer of the Company and wishes to acquire and be assured of the Executive's services as of and after the Effective Date on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to continue to be employed by the Company as the Chief Executive Officer and to perform and to serve the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

Section 1. Employment.

1.1. Term. Subject to Section 3 hereof, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Agreement, for a period commencing on the Effective Date and ending on the date that the employment of the Executive is terminated by either Party in accordance with Section 3 of this Agreement (the "Term"). The Executive's period of employment pursuant to this Agreement shall hereinafter be referred to as the "Employment Period."

1.2. Duties. During the Employment Period, the Executive shall serve as the Chief Executive Officer of the Company and Parent and in such other positions as an officer or director of the Company and such affiliates of the Company as the Executive and the board of directors of the Company and the board of directors of Parent (collectively, the "Board") shall mutually agree from time to time, and shall report directly to the Board. In the Executive's position as Chief Executive Officer, the Executive shall perform such duties, functions and responsibilities during the Employment Period as are commensurate with such position, as reasona bly and lawfully directed by the Board. During the Employment Period, the Executive shall serve as a member of the Board. 1.3.Exclusivity. During the Employment Period, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to the Executive by the Board, consistent with Section 1.2 hereof. During the Employment Period, the Executive sha ll use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profrt; provided, that the Executive may (a) serve any civic, charitable, educational or professional organization, (b) serve on the board of directors of for-profit business enterprises, provided that such service is approved by the Board (and for which purpose Executive's continued service on the boards of directors of Starr Surgical Company and Biotime Inc. are hereby approved), and (c) manage his personal investments, in each case so long as any such activities do not (X) violate the terms of this Agreement (including Section 4) or (Y) interfere with the Executive's duties and responsibilities to the Company. Section 2. Compensation. 2.1. Salary.As compensation for the performance of the Executive's services hereunder, during the Employment Period, the Company shall pay to the Executive a salary at an annual rate of $475,000, payable in accordance with the Company's standard payroll policies (the "Base Salary"). The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the Board (or a committee thereof) in its discretion. 2.2. Annual Bonus. For each calendar year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (the "Annual Bonus") to be based upon Company performance and other criteria for each such calendar year as determined by the Board. The Executive's target Annual Bonus opportunity for each calendar year that ends during the Employment Period shall equal 100% of the Base Salary (the ''Target Annual Bonus Opportunity"). The amount of the Annual Bonus actually paid shall depend on the extent to which the performance goals, set annually by the Board, are achieved or exceeded. The Annual Bonus shall be paid in the year following the year in which it is earned, by March 31 of such following year. 2.3. Employee Benefits. During the Employment Period, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as provided to other senior executives of the Company but not less favorable (on a benefit-by benefit basis) than the benefit plans and programs that were provided to the Executive immediately prior to the Effective Date. Subject to the requirements of Section 2.5 hereof, during the Employment Period, the Executive shall also be entitled to payment or reimbursement of up to $15,000 per year related to (x) automobile-related expenses (e.g., lease or loan payments and insurance, gas, parking, and maintenance expenses) and (y) tax and estate planning advice. In addition, the Executive may make reasonable use of his assistant, consistent with past practices, for persona l tasks (such as making personal travel arrangements). 2

2.4. Vacation. During the Employment Period, the Executive shall be entitled to 4 weeks vacation per calendar year, to be taken and carried over in accordance with the Company's vacation policy. The number of vacation days shall be pro-rated in the Executive's last calendar year of employment.

2.5. Business Expenses. The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Employment Period in performing his duties under this Agreement in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof), as in effect from time to time. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Agreement does not constitute a "deferral of compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder ("Section 409A"), any expense or reimbursement described in this Agreement shall meet the following requirements: (a) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (b) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

2.6. Option Grant. At or as soon as reasonably practicable following the Effective Date, the Executive shall be granted options to purchase common stock of Parent pursuant to the terms of Parent's Incentive Equity Program, the material terms of which are described in the term sheet attached hereto as Exhibit A.

Section 3. Employment Termination.

3.1. Termination of Employment. The Company may terminate the Executive's employment hereunder for any reason during the Term, and the Executive may voluntarily terminate his employment hereunder for any reason during the Term, in each case (other than a termination by the Company for Cause) at any time upon not less than 15 days' notice to the other Party (the date on which the Executive's employment terminates for any reason is herein referred to as the "Termination Date"). Upon the termination of the Executive's employment with the Company for any reason, the Executive shall be entitled to (a) payment of any Base Salary earned but unpaid through the date of termination, (b) earned but unpaid Annual Bonus for calendar years completed prior to the Termination Date (payable in the ordinary course pursuant to Section 2.2), (c) unused vacation days (consistent with Section 2.4 hereof) paid out at the per-business-day Base Salary rate, (d) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements and (e) any unreimbursed expenses in accordance with Section 2.3(i) and (ii) and Section 2.6 hereof (collectively, the "Accrued Amounts"); provided, however, that if the Executive's employment hereunder is terminated (X) by the Company for Cause or (Y) by the Executive voluntarily without Good Reason and not for death or Disability, then any Annual Bonus earned pursuant to

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Section 2.2 m respect of a prior calendar year, but not yet paid or due to be paid, shall be forfeited. 3.2. Certain Terminations. (a) Termination by the Company other than for Cause, Death or Disability; Termination by the Executive for Good Reason. If the Executive's employment is terminated (X) by the Company other than for Cause, death or Disability or (Y) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to: (i) a payment equal to two times the Base Salary at the rate in effect immediately prior to the Termination Date (the "Severance Amount") a nd (ii) to the extent permitted pursuant to the applicable plans, continuation on the same terms as an active employee (including, where applicable, coverage for the Executive and his dependents) of medical insurance benefits that the Executive would otherwise be eligible to receive as an active employee of the Company for 24 months following the Termination Date or, if earlier, until the Executive becomes eligible for medical benefits from a subsequent employer ("Medical Benefit Continuation"). The Company's obligations to pay the Severance Amount and to provide Medical Benefit Continuation shall be conditioned uponthe obligations under Section 4 of this Agreement. herein, and without limitation of any remedies Executive'scontinued compliance with his Notwithstanding any provision to the contrary to which the Company may be entitled, the Severance Amount shall be paid in equal installments commencing during the 45-day period following the Termination Date; provided, that, the Executive has signed and delivered to the Company the release of claims substantially in the form attached hereto as Exhibit B (the "Release") and the period (if any) during which the Release can be revoked has expired within such 45-day period; provided, further, that, if such 45-day period spa ns two calendar years, payment of the Severance Amount shall commence to be paid in the second year. If the Executive is not permitted to continue participation in insurance plan pursuant to the terms of such plan or pursuant to Company's insurance providers or such continued participation in any the Company's medical a determination by the plan would result in the imposition of an excise tax on the Company pursuant to Section 49800 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall use reasonable efforts to obtain individual insurance policies providing medical benefits to the Executive during the Medical Benefits Continuation period, but shall be required to pay for such policies only an amount equal to the amount the Company would have paid had the Executive continued participation in the Company's medical plans; provided, that, if such coverage ca1mot be obtained, the Company shall pay to the Executive monthly during the Medical Benefit Continuation period an amount equal to the amount the Company would have paid had the Executive continued participation in the Company's medical plan. (b) Definitions. For purposes of Section 3, the following terms have the following meanings: (I) "Cause" shall mean the Executive's having engaged in any of the following: (A) willful misconduct or gross negligence in the performance of any of his duties to the Company, which, if capable of being cured, is not cured to the reasonable 4 satisfaction of the Board within 30 days after the Executive receives from the Board written notice of such willful misconduct or gross negligence; (B) willful material failure or refusal to perform reasonably assigned duties by the Board, which is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Board written notice of such fa ilure or refusal; (C) any indictment for, conviction of, or plea of guilty or nolo contendere to, (1) a ny felony (other than motor vehicle offenses the effect of which do not materially affect the performance of the Executive's duties) or (2) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, whether of the United States or any state thereof or any simila r foreign law to which the Executive may be subject; or (D) any willful failure to comply with any written ru les, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a materia l adverse effect on the business or financial condition of the Company, wh ich in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Company written notice of such failure. If the Company terminates the Executive's employment for Cause, the Company shall provide written notice to the Executive of that fact on or before the termination of employment. However, if, within 60 days following the termination, the Company first discovers facts that wou ld have established "Cause" for termination, and those facts were not known by the Company at the time of the termination, then the Company may provide Executive with written notice, including the facts establishing that the purported 'Cause" was not known at the time of the termination, in which case the Executive's termination of employment will be considered a for Cause termination under this Agreement. No act or omission to act shall be "willful" if conducted in good faith or with a reasonable belief that such conduct was in the best interests of the Company (2) "Disability" shall mean the Executive is entitled to and has begun to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, the Executive's inability, due to physical or mental illness, to perform the essential functions of the Executive's job, with or without a reasonable accommodation, for 180 days out of any 270 day consecutive day period. (3) "Good Reason" shall mean one of the following has occurred: (A) a material breach by the Company of any of provision of this Agreement; (B) any material red uction in the Executive's Base Salary or bonus opportunity; (C) any material and adverse change in the Executive's position, title, status or reporting requirements or any change in the Executive's job duties, author ity or responsibilities to those of lesser status; or (D) any relocation of the Executive's principal work location by more than fifty (50) miles from its headquarters on the Effective Date without the Executive's prior written consent. A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice of the termination, setting forth the conduct of the Company that constitutes Good Reason, within 90 days of the first date on which the Executive has knowledge of such conduct. The Executive shall further provide the Company at least 30 days following the date on which such notice is provided to cure such conduct. Failing such cure, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such cure period. (c) Section 409A. If the Executive is a "specified employee" for purposes of Section 409A, to the extent the Severance Amount required to be made pursuant to 5

Section 3.2 hereof constitutes "non-qualified deferred compensation" for purposes of Section 409A, payment thereof shall be delayed until the day after the first to occur of (i) the day which is six months from the Termination Date and (ii) the date of the Executive's death, with any delayed amounts being paid in a lump-sum on such date and any remaining payments being made in the normal course. For purposes of this Agreement, the terms "terminate," "terminated" and "termination" mean a termination of the Executive's employment that constitutes a "separation from service" within the meaning of the default rules under Section 409A. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. 3.3. Exclusive Remedy. The foregoing payments upon termination of the Executive's employment shall constitute the exclusive severance payments and benefits due the Executive upon a termination of his employment. 3.4. Resignation from All Positions. Upon the termination of the Executive's employment with the Compat1y for any reason, the Executive shall resign, as of the Termination Date, from all positions he then holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of the Company and its affiliates. The Executive shall be required to execute such writings as are required to effectuate the foregoing. 3.5. Cooperation. Following the termination of the Executive's employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company (taking into account any other full-time employment of the Executive) with respect to matters arising out of the Executive's services to the Company and its subsidiaries. Section 4. Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights. 4.1. Unauthorized Disclosure. The Exec utive agrees and understands that in the Executive's position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer n1formation, software, other information concerning the products, promotions, deve lopment, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, spec ifications, customer and supplier lists, pricing and cost information and marketing plans and proposals) (collectively, the "Confidential Information"). Information sha ll not include information that is generally known to the public business and Confidential or within the relevant trade or industry other than due to the Executive's violation of this Section 4.1 or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information. The Executive agrees that at all times during the Executive's employment with the Company and thereafter, except as the Executive reasonably determines is required to discharge his responsibilities hereunder, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individ ual, 6 corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a "Person") without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive's employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive's employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession. Notwithstanding the foregoing, nothing in this Agreement limits, restricts or in any other way affects the Executive's communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity that do not constitute attorney-client privileged information of the Company or its affiliates. In addition, the Executive acknowledges that he has received notice of the immunity from liability to which he is entitled for the disclosure of confidential information or a trade secret to the government or in a court filing as provided by Federal law, as set forth in Exhibit C to this Employment Agreement. 4.2. Non-Competition. By and in consideration of the Company entering into this Agreement, and in further consideration of the Executive's exposure to the Confidential Employment employment Information, the Exec utive agrees that the Executive shall not, during the Period and for a period of 24 months after the Executive's termination of for any reason (the ''Restriction Period"), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that, in no event shall (X) ownership by the Executive of two percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of I 934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a shareholder thereof or (Y) being employed by an entity, standing alone, be prohibited by this Section 4.2, so long as the entity has more than one discrete and readily distinguishable part of its business and the Executive's duties are not at or involving the part of the entity's business that is actively engaged in a Restricted Enterprise. For purposes of this paragraph, ''Restricted Enterprise" shall mean any Person that is engaged, directly or indirectly, in (or intends or proposes to engage in, or has been organized for the purpose of engaging in) a business which is in competition with a business of the Company, Parent or any of their subsidiaries, which on the date hereof is the business of providing to Medicare and managed care beneficiaries those medical products and services (including marketing, insurance agent training and licensing, member enrolhnent and service, distribution and billing and collections, to Medicare Part D prescription drug plan providers and other Medicare benefits sponsors), and any other business commenced by the Company after the date hereof, that the Company is providing in any country 7 or territory in which the Company, Parent or any of their subsidiaries markets any of its services or products or has substantially commenced plans to begin marketing any of its services or products in such country or territory on the date of the Executive's termination of employment. During the Restriction Period, upon request of the Company, the Executive shall notify the Company ofthe Executive's then-current employment status. 4.3. Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly hire, contact, induce or solicit (or assist any Person to hire, contact, induce or solicit) for employment any person who is, or within 12 months prior to the date of such hiring, contacting, inducing or solicitation was, an employee of the Company, Parent or any of their subsidiaries. 4.4. Interference with Business Relationships.During the Restriction Period (other than in connection with carrying out his responsibilities for the Company, Parent and their subsidiaries), the Executive shall not individually, or at his direction or supervision of others, induce or solicit (or assist any Person to induce or solicit) any customer or client of the Company or its subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with the Company, Parent or their subsidiaries, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company, Parent or their subsidiaries and any of its or their customers or clients so as to cause harm to the Company, Parent or their subsidiaries. 4.5. Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof. 4.6. Proprietary Rights.The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable initiated, conceived, discovered, reduced to practice, or made by cm unction with others, during the Executive's employment with the or copyrightable works, him, either alone or in Company and related to the business or activities of the Company and its affiliates (the "Developments"). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns and agrees to assign all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as the Executive's employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its aff'iJiates therein. These obligations shall continue beyond the end of the Executive's employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the 8

Company, a nd shall be binding upon the Executive's employers, assigns, executors, administrators and other legal representatives. If the Company is unable for any reason, after reasonable effort, to obtain the Executive's signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive's agent and attorney in fact to act for and on the Executive's behalf to execute, verify and file any such documents and to do a ll other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by the Exec utive. 4.7. Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the Parties hereto agree not to disclose the terms of this Agreement to any Person; provided the Executive may disclose this Agreement and/or any of its terms to the Executive's immediate family, fmancial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disc losure not to disclose the terms of this Agreement further. Anytime after this Agreement is filed with the SEC or any other government agency by the Company and becomes a public record, this provision shall no longer apply. 4.8. Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable ir ury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of sa id breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any portion of the Severance Amount paid by the Company to the Executive. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive's access to Confidential Information and his material participation in the operation of such businesses. In the event that the Executive willfully and materially breaches any of the covenants set forth in this Section 4, then in addition to any injunctive relief, the Executive will promptly return to the Company any portion of the Severance Amount that the Company has paid to the Executive. Section 5. Representations. The Executive represents and warrants that (a) the Executive is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Agreement and (b) the Executive is not otherwise unable to enter into and fully perform his obligations under this Agreement. In the event of a breach of any representation in this Section 5, the Company may terminate this Agreement and the Executive's employment with the Company without any liability to the Executive and the Executive shall indemnify the Company for any liability it may incur as a result of any such breach. 9

Section 6. Non-Disparagement. From and after the Effective Date and following termination of the Executive's employment with the Company, (i) the Executive agrees not to, directly or indirectly, make any statement or other remark, whether written or oral, that is intended to become public, or that should reasona bly be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries or affiliates, or any of their respective employees, officers, directors, managers, members, partners, or stockholders, and (ii) the Company agrees that none of the Company, Parent or their subsidiaries (through any public statement) nor any of their senior officers or directors shall, directly or indirectly, make any statement or other remark, whether written or oral, that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages, or is otherwise derogatory of the Executive. Section 7. Taxes; Clawbacks. 7.1. Withholding. All amounts paid to the Executive under this Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be sole ly responsible for the payment of all taxes imposed on the Executive relating to the payment or provision of any amounts or benefits hereunder. 7.2. Clawbacks. If any law, rule or regulation applicable to the Company or its affiliates (including any rule or requirement of any nationally recognized stock exchange on which the stock of the Compa ny or its affiliates has been listed), or any policy of the Company or its affiliates reasonably designed to comply therewith, requires the forfeiture or recoupment of any amount paid or payable to the Executive hereunder (or under any other agreement between the Executive and the Company or its affiliates or under any plan in which the Executive participates), the Executive hereby conse nts to such forfeiture or recoupment, in each case discretion. dishonesty in the time and manner determined by the Company in its reasonable good faith Furthermore, if the Executive engages in any act of embezzlement, fraud or involving the Company or its affiliates which results in a financial loss to the Company or its affiliates, the Company shall be entitled to recoup an amount from the Executive commensurate with such fmancial loss. Section 8. Miscellaneous. 8.1. Indemnification. To the maximum extent provided inthe Company's By-Laws and Certificate of Incorporation and the governing instrument of Parent, the Company and Parent shall indemnify and hold the Executive harmless (including advances of attorneys fees and other litigation expenses, subject to a customary undertaking to refund such amounts to the extent found pursuant to a final indemnification) for losses or damages incurred by action arising from the Executive's performance of nonappealable the Executive duties for the order not to be subject to as a result of all causes of benefit of the Company and Parent, whether or not the claim is asserted during the Employment Period. The Executive shall be covered under any directors' and officers' insurance that the Company or Parent maintains for its directors and other officers in the same ma nner and on the same basis as the Company's or Parent's (as applies) directors and other officers. This Section 8.1 shall survive any termination of the Executive's employment and termination of this Agreement for any reason. 10

8.2. Amendments and Waivers. This Agreement a nd any of the provisions hereof may be amended, waived (either genera lly or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Patties hereto; provided, that, the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such wa iver. Except as otherwise expressly provided herein, no fa ilure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof a t law or in equity, sha ll operate as a waiver thereof, nor sha ll any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. 8.3. Assignment; No Third-Patty Beneficiaries. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Agreement sha ll confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of a ny nature or kind whatsoever under or by reason of this Agreement, exce pt the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. The Company is a uthorized to assign this Agreement to a successor to substantially a ll of its assets. 8.4. Notices. Unless otherwise provided herein, a ll notices, requests, demands, claims a nd other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication he re under sha ll be sent by (i) persona l delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (it) e-mail, (iiO facsimile during norma l business hours, with confirmation of receipt, to the number indicated, (iv) reputa ble commercial overnight delivery service courier, with confirmation of receipt or (v) registered or certified ma il, return req uested, postage prepaid and add ressed to the intended recipient as set forth below: rece ipt If to the Company: 100 SE 3rd Avenue, 14th Floor Fort Lauderda le, FL 33394 Attention: Chief Financia l Officer Facsimile: (954) 903-5005 E-ma il:tfa it·ba nks@con vey hs.com with a copy to: Davis Polk & Wa rdwell LLP 450 Lexington Avenue NewYork, NY 10017 Attention: David Mollo-Ciu·istensen Facsimile: 212-701-6295 11

E-Mail: david.mollo@davispolk.com If to the Executive: At his principal office at the Company (during the Employment Period), and at all times to his principal residence as reflected in the records of the Company. If by e-mail, to his Company-supplied e-mail address. All such notices, requests, consents and other communications shall be deemed to have been given when received. Either Party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth. 8.5. Governing Law. This Agreement shall be construed and enforced in accordance with, and the laws of the State of Florida hereto shall govern the rights and obligations of the parties, without giving effect to the conflicts of law principles thereof. 8.6. SeverabiJity. Whenever possible, each provision or portion of any provision of this Agreement, including those conta ined in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceabiJity of any provision or portion of any provision of this Agreement in any jurisdiction sha ll not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid. 8.7. Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the Parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and ora l, between the Parties hereto with respect to the subject matter hereof. 8.8. Counterparts. This Agreement may be executed by .pdf or facsimile signatures in any number of counterparts, each of which sha ll be deemed an original, but all such counterparts sha ll together constitute one and the same instrument. 8.9. Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive's heirs and the personal representatives of the Executive's estate and any successor to all or substantia lly alJ of the business and/or assets of the Company. In the event of a change in majority voting control (whether by merger or otherwise and irrespective whether the Company or Parent survives) of the Company or Parent, in which the Executive's employment terminates upon or within 180 days thereafter, the scope of the "Restricted Enterprise" sha ll be determined as of immediately prior to such change of voting control event. 12

8.10. General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, cla uses and subclauses of this Agreement are for convenience of reference only and sha ll not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to "include," "includes" and "including" sha ll not be limiting and shall be regarded as references to non-exclusive and non characterizing illustrations. Any reference to a Section of the Code sha ll be deemed to include any successor to such Section. 13

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CONVEY HEALTH SOLUTIONS, INC.

By:	/s/ Timothy Fairbanks
Name: Timothy Fairbanks
Title:

CONVEY HEALTH PARENT, INC.

By:	/s/ Timothy Fairbanks
Name: Timothy Fairbanks
Title:

/s/ Stephen C. Farrell
Stephen C. Farrell

Exhibit A

Project Cannes
Incentive Equity Program Term Sheet

The following table summarizes certain key terms of the equity incentive program that is intended to be implemented in order to incentivize and retain key members of management after the closing of the transactions (the "**Transaction**") contemplated by (i) the Agreement and Plan of Merger, dated June 19, 2019 (as amended, supplemented or otherwise modified from time to time, the "**Merger Agreement**"), by and among Convey Health Parent, Inc. (the "**Company**"), Cannes Parent, Inc. ("**Purchaser**"), and Cannes Merger Sub, Inc. and the Representative (as defined in the Merger Agreement and (ii) an equity incentive plan (the "**Plan**"), which will be adopted effective as of the closing of the Transaction.

Issuer	Purchaser or its designated affiliate (the "**Issuer**")
Participants	Key employees and officers ("**Participants**") of the Company and its subsidiaries (collectively with Purchaser, the Issuer and their respective affiliates, the "**Company Group**"), as determined by the Board of Directors of the Issuer (the "**Board**"), will be eligible to participate.
Awards	Nonqualified stock options (each, an "**Option**") to purchase shares of non-voting common stock of the Issuer ("**Common Shares**").
Award Pool	Subject to the vesting terms set forth below, Options to acquire a number of Common Shares representing 8.5% of the fully diluted equity of the Issuer as of the closing of the Transaction (the "**Award Pool**"). Approximately 92% of the Award Pool will be granted to Participants upon or shortly following the closing of the Transaction, with the remaining 8% to be held in reserve for future grants. Any Options forfeited, cancelled or expired will be returned to the Award Pool and be available for future issuance as determined by the Board. In connection with certain technical events (e.g., stock splits, extraordinary dividends, etc.), the Board will equitably adjust the Options in a manner determined by the Board (e.g., in the case of an extraordinary dividend, by reducing the exercise price of Options or paying cash on a concurrent or deferred basis, or a combination of the foregoing).
Term	Plan: 10 years from adoption date. Options: 10 years from grant date.
Exercise Price and Withholding Taxes	Exercise price per share for Options will be no less than the fair market value of a Common Share as of grant date. Exercise price and withholding taxes will be payable by cash, check or previously acquired Common Shares.

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Vesting	Time-Based Options:
	
	• 50% of each grant of Options will time-vest over five (5) years, 20% on the first anniversary of the vesting commencement date, and in equal 5% installments thereafter on the day following the end of each subsequent three-month period, subject to the Participant's continued employment with the Company Group through each applicable vesting date.
	
	Performance-Vesting Options:
	
	• 50% of each grant of Options will vest subject to (i) the Participant's continued employment with the Company Group through each applicable vesting date and (ii) the achievement of annual EBITDA targets, with 20% of the performance-vesting Options eligible to vest each year:
	  o 2019: $47 million
	  o 2020: $58 million
	  o 2021: $74 million
	  o 2022: $93 million
	  o 2023: $117 million
	
	• In addition, to the extent any portion of the performance-vesting Options do not become vested pursuant to achievement of the above EBITDA targets, in connection with a change in control or other exit event and subject to the Participant's continued employment with the Company Group through such date:
	  o if the Purchaser receives a 2.5X MoM return, to the extent less than 50% of the performance-vesting Options are unvested, a total of 50% of the performance-vesting Options will become vested; and
	  o if the Purchaser receives a 3.0X MoM return, all the remaining unvested performance-vesting Options will vest.
	  o MoM return proceeds to include receipt of cash and marketable securities as further described in the Plan.
	
	• Determination of annual EBITDA will be subject to customary adjustments (e.g., extraordinary events such as acquisitions or dispositions) as set forth in the Plan.
	
	Change in Control:

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	• Time-based vesting requirements satisfied in full. • Performance-vesting Options that did not vest based on achievement of the EBITDA targets and do not vest upon a change in control or other exit event[1] will be forfeited. • For any involuntary termination by the Company without Cause within 90 days before a change in control, any unvested Options will remain outstanding and be eligible to vest on the change in control as if the Participant had not terminated employment. • A customary definition of "change in control" will be included in the Plan; generally, a transfer of an equity majority in interest to an unaffiliated third-party or a sale of all or substantially all assets.
Termination of Employment (Unvested Options)	Any unvested Options held by the Participant will be immediately forfeited upon termination for any reason.
Post-Termination Exercise Period	Any vested Options held by the Participant may be exercised for a limited period of time following certain terminations, as follows: • *Termination due to death or disability*: 1 year. • *Termination for any other reason (other than for Cause)*: 90 days. • *Termination for Cause*: 0 days (unexercised Options are forfeited).
Post-Termination Repurchase Right	At any time during the 180-day period commencing on the later of (i) the date that is six months after the receipt by a Participant of Common Shares upon exercise of Options and (ii) the Participant's termination of employment or service for any reason, and prior to a change in control or an IPO, the Issuer (or its designated affiliate) may repurchase such Common Shares acquired upon exercise of Options and any unexercised vested Options of the Participant. <u>Repurchase Price:</u> • *Termination for Cause*: The repurchase price for Common Shares is the *lesser* of (i) fair market value and (ii) the applicable exercise price paid for such Common Shares (Options are forfeited). • *Termination for any other reason (including death or disability)*: The repurchase price is (i) fair market value for Common Shares and (ii) spread value, if any, for Options. • "Fair market value" to be determined by the Board in good faith (without any minority, lack of marketability, lack of voting rights, or similar discounts). • S. Farrell, T. Fairbanks, J. Steele, K. Stern and A. Aggarwal will have a right to cause a third-party appraisal to be obtained to determine fair

[1] **For the avoidance of doubt, for this purpose an IPO is not an exit event unless otherwise constituting a change in control**

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	market value on terms consistent with September 2016 stockholders agreement (see definition of "Fair Market Value" in that agreement for details).
Stockholders' Agreement	As a condition to exercising Options, Participants will be required to execute and be bound by the Issuer's Stockholders' Agreement. Transfer restrictions (subject to the same proportionate release as set forth in the Issuer's Stockholder' Agreement term sheet) and all tag-along, drag-along and repurchase rights will terminate on a change in control or an IPO, but management will be required to sign customary lock-ups in connection with an IPO.
Restrictive Covenants	Participants with employment agreements containing restrictive covenants will continue to be subject to the same restrictive covenants set forth therein. Participants without employment agreements containing restrictive covenants will, under Option award agreements, be subject to the following restrictive covenants: • non-disclosure of confidential information (perpetual); • non-disparagement of any member of the Company Group, or any of their respective employees, officers, directors, managers, members, partners or stockholders (perpetual); • non-solicitation of customers and employees (during employment and for one year thereafter); and • non-competition (during employment and for one year thereafter). The Issuer or any other member of the Company Group will be entitled to injunctive relief upon a Participant's breach of a restrictive covenant.
"Cause"	For Participants with employment agreements, "Cause" has the meaning set forth in such Participant's employment agreement, except that, with respect to clause (D) thereof (with respect to failure to follow Company policies), a material violation (that is not inadvertent) of any material written rules, regulations, policies or procedures of the Company will constitute "Cause". For Participants without employment agreements, "Cause" will have the meaning set forth in the Plan.
Clawback	The Issuer will have a clawback right with respect to amounts previously received by a Participant in connection with a repurchase of an Option (or any Common Shares acquired upon exercise of an Option) to the extent that such amounts exceed the exercise price if, (i) within a period of time following termination of employment equal to the duration of such Participant's non-solicitation or non-competition restrictions, as applicable, the Participant breaches a non-solicitation and non-competition covenant, (ii) within one year following termination of employment, the Participant materially breaches a non-disclosure or non-disparagement covenant, or (iii) within six months following termination of

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	employment, the Company Group discovers grounds (existing at or prior to the time of termination) pursuant to which the Participant could have been terminated for Cause.
Plan Administrator	The Board or a subcommittee of the Board.
Governing Law; Dispute Resolution	The Plan and award agreements thereunder will be governed by Delaware law. Dispute resolution will be in the form of arbitration in Delaware. Parties will provide waiver of jury trial.
Cash LTIP	For certain key consultants and other key employees of the Company Group who do not participate in the Plan, a cash-based long-term incentive plan will be established with a cash award pool equal to $10.5 million (at target). Cash awards will be eligible to vest and be paid in connection with a change in control or other exit event (subject to the award holder's continued employment with the Company Group through such date), as follows: • cash awards will vest and be paid at 50% of target if the Purchaser receives a 2.0X MoM return; • cash awards will vest and be paid at 100% of target if the Purchaser receives a 3.0X MoM return; and • cash awards will vest and be paid at 150% of target if the Purchaser receives a 4.0X MoM return. The determination of the extent to which the foregoing performance hurdles have been achieved will be determined by the Board in its sole discretion.

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Exhibit B YOU SHOULDCONSULTWlTH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF ClAIMS. Release 1. In consideration of the payments and benefits to be made under the Employment Agreement, dated as of [ ], 2019 (the ''Employment Agreement"), by and between Stephen C. Farrell (the "Executive"), Convey Health Solutions, Inc. (the "Company") and Convey Health Parent, Inc. ("Parent") (each of the Executive, the Company and Parent, a "Party" and collectively, the "Parties"), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself or herself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the "Company Affiliated Group"), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefrr plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the "Com pany Released Parties"), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys' fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive's employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (for severance or vacation benefrrs, unpaid wages, sa lary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction applicable state and local labor concerning unlawful and unfair of emotional harm or other tort, (iii) for any violation of and employment laws (including, without limitation, all Jaws labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 ("Title VII"), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act ("ADA"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Age Discrimination in Employment Act ("ADEA''), and any similar or a nalogous state sta tute, excepting only: A. rights of the Executive arising under, or preserved by, this Release or Section 3 of the Employment Agreement; B. the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C. claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; D. rights to indemnification the Executive has or may have under the Employment Agreement, by-laws, certificate of incorporation or other governing instrument of any member of the Company Affiliated Group or as an insured under any director's and officer's liability insurance policy now or previously in force; E. rights granted to Executive during his employment related to the purchase or grant of equity of any member of the Company Affiliated Group; and F. that nothing in this Release shall prohibit the Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and a ny agency Inspector Genera l, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, and respecting which the Executive sha ll not require the prior authorization of the Company to make any such reports or disclosures and the Executive shall not be required to notify the Company that the Executive has made such reports or disclosures. 2. The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. 3. This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys' fees and expenses. 4. The Executive specifica lly acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive. 5. The Executive acknowledges that he has been given a period of [twenty-one (21)] [forty-five (45)] days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable aga inst the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Amount or provision of the Medical Benefit Continuation 2

(as each is defined in the Employment Agreement), but the remainder of the Employment Agreement shall continue in full force. 6. Release shall be investigationor The Executive acknowledges and agrees that nothing contained in this construed to prohibit him from filing a charge with or participating in any proceedingconductedbythefederal EqualEmploymentOpportunity Commission or a comparable state or local agency; provided, however, that the Executive hereby agrees to waive his right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by him or by anyone else on his behalf. The Executive further understands that nothing contained in this Release shall be construed to limit, restrict or in any other way affect his communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity. 7. The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release. 8. The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release. 9. The Executive acknowledges that the severance payments and benefits he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company. I0.Each provision hereof is severable from this Release, and if one or more prov1stons hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable. I 1 . This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein. For the avoidance of doubt, however, nothing in this Release shall constitute a waiver of any Company Released Party's right to enforce any obligations of the Executive under the Employment Agreement that survive the Employment Agreement's termination, including without limitation, any non competition covenant, non-solicitation covenant or any other restrictive covenants contained therein. 12. The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release. 3

13. This Release may be executed in several counterparts, each of which shall be deemed to be a n original, but a ll of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes. 14. This Release shall be binding upon any and aU successors and assigns of the Executive and the Company. 15. Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed a nd enforced in accordance with the laws of the State of Florida without giving effect to the conflicts of law principles thereof. [signature page follows] 4

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of                    .

CONVEY HEALTH SOLUTIONS, INC.

By:	/s/ Timothy Fairbanks
Name: Timothy Fairbanks
Title:

CONVEY HEALTH PARENT, INC.

By:	/s/ Timothy Fairbanks
Name: Timothy Fairbanks
Title:

/s/ Stephen C. Farrell
Stephen C. Farrell

5

Exhibit C 18 U.S.C. 1833(b) provides: (1) IMMUNITY.-An individua I shall not be held criminally or civilly Liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (iQ solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) USE OF TRADE SECRET INFORMATION IN ANTI-RETALIATION LAWSUIT.-An individua I who files a lawsuit for retaliation by an employer for rep01ting a suspected violation of law may disclose the trade secret to the attorney of the individua I and use the trade secret information in the court proceeding, if the individua I--(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.